Exhibit 5.1

                            King & Spalding
                         191 Peachtree Street
                      Atlanta, Georgia 30303-1763
                       Telephone  (404) 572-4600
                     Telecopier    (404) 572-5100



                            August 13, 1998



Kinark Corporation
2250 East 73rd Street
Suite 300
Tulsa, Oklahoma 74136

Ladies and Gentlemen:

     We have acted as counsel to Kinark Corporation (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering of up to 2,239,038 shares, $.10 par value (the "Shares") of the Company's Common Stock. In connection therewith, we have examined such corporate records, certificates of public offices and other documents and records as we have considered necessary or proper for the purpose of this opinion.

     This opinion is limited by and is in accordance with, the January 1, 1992, edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

     Based on the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that the Shares, when issued and delivered as described in the Registration Statement and Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ King & Spalding

                              King & Spalding